UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2005

Chembio Diagnostics, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-85787	88-0425691
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3661 Horseblock Road, Medford, NY    11763
(Address of principal executive offices)   (Zip Code)

Registrant's telephone number, including area code (631) 924-1135

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective April 15, 2005, Mark L. Baum resigned as a member of the Board of Directors of Chembio Diagnostics, Inc. (the “Company”). Mr. Baum’s resignation was not a result of any disagreement with the Company. On April 20, 2005, the Company issued a press release announcing Mr. Baum’s resignation. A copy of the press release is attached hereto as Exhibit 99.1.

Effective April 15, 2005, the Company’s Board of Directors elected Alan Carus to become a member of the Board of Directors. Mr. Carus is a co-founder of LARC Strategic Concepts LLC, a consulting firm dedicated to guiding emerging companies to next stage development. Prior to co-founding LARC Strategic Concepts LLC, Mr. Carus was Senior Vice President of Maritime Overseas Corporation (“MOC”) and a senior executive of Overseas Shipholding Group, Inc. (“OSG”) from 1981 to 1998, when he retired. MOC was managing agent for OSG, one of the world’s largest ship-owners. Mr. Carus was a member of OSG’s senior management committee and had senior responsibility in areas relating to administration, accounting, tax, finance, budgets, long-range projections, and human resources. He was involved in numerous acquisitions, debt and equity offerings, complex transaction structuring, and was active in the management of OSG’s major investments in the cruise industry and other development stage companies. From 1964 to 1981, Mr. Carus was with Ernst & Young (including predecessors), the last seven years as a partner. Mr. Carus has a B.B.A. from the Baruch School of Business of the City College of New York.

Mr. Carus’ election to the Board of Directors also was announced in the press release attached hereto as Exhibit 99.1.

ITEM 9.01. Financial Statements and Exhibits

(c) Exhibits

99.1 Press release dated April 20, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CHEMBIO DIAGNOSTICS, INC.

Date: April 20, 2005	By:	/s/ Lawrence A. Siebert
Lawrence A. Siebert
Chief Executive Officer